Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SYNERGY PHARMACEUTICALS, INC.

Pursuant to Section 607.1007 of the Florida Business Corporation Act (“FBCA”), the undersigned officer of Synergy Pharmaceuticals, Inc., a Florida corporation (“Corporation”) certifies that:

1.               The name of the Corporation is “Synergy Pharmaceuticals, Inc.”

2.               The Corporation’s articles of incorporation (the “Articles of Incorporation”) were filed with the Florida Department of State on November 15, 2005 under Document No. P05000151632, and were amended by virtue of filing articles of amendment filed on July 21, 2008.

3.               These Amended and Restated Articles of Incorporation were duly adopted by the Corporation’s shareholders by written consent on November 20, 2009, pursuant to Section 607.0704.  The number of shares consenting to these Amended and Restated Articles of Incorporation in each voting group were sufficient for approval by the shareholders.

4.               The Articles of Incorporation attached hereto completely replace all previously filed Articles and Amended Articles with respect to the Corporation.

5.               The text of the Articles of Incorporation of the Corporation is restated, effective as of the date of filing of these Amended and Restated Articles of Incorporation with the Florida Department of State, to read as follows:

ARTICLE I

The name of the Corporation is Synergy Pharmaceuticals, Inc.

ARTICLE II

The principal office and mailing address of the Corporation is 6334 Winfield Blvd, Margate, FL  33063.  The Corporation may change the location of its registered office from time to time without amendment of these Articles of Incorporation.  The current principal place of business and mailing address of the Corporation is 420 Lexington Avenue, Suite 1609, New York, New York 10170.

ARTICLE III

The purpose of the Corporation shall be to engage in and transact any and all lawful business.

ARTICLE IV

A.   Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock. The aggregate number of shares of common stock (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 200,000,000 with a par value of $0.0001 per share.

(2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 20,000,000 with a par value of $.001 per share.

B.   Description of Shares of Preferred Stock.

The terms, preferences, limitations and relative rights of the shares of Preferred Stock are as follows:

(1) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(c) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

(2) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

C.   Common Stock Voting Rights.

Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

ARTICLE V

The registered agent of the Corporation is CT Corporation System, 1200 South Pine Island Road, Plantation, FL 33324.

ARTICLE VI

The name and address of the incorporator is:

Charles Monahan

6334 Winfield Blvd

Margate, FL  33063

Incorporator Signature:	/s/ CHARLES MONAHAN

ARTICLE VII

The officer(s) and/or director(s) of the Corporation is/are:

Gary S. Jacob, President/CEO

420 Lexington Avenue, Suite 1609

New York, NY 10170

The number of directors of this Corporation shall be the number from time to time fixed by or in the manner provided in the by-laws, but at no time shall said number of directors be less than one (1).

ARTICLE VIII

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Sec. 607.0831 of the Statutes of the State of Florida, as the same may be amended and supplemented.

ARTICLE IX

The Corporation shall, to the fullest extent permitted by the provisions of Sec. 607.0850 of the Statutes of the State of Florida, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE X

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.

IN WITNESS HEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed effective the 25th day of November, 2009

SYNERGY PHARMACEUTICALS, INC.

/s/ Gary S. Jacob
Name:	Gary S. Jacob
Title:	Chief Executive Officer